INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by refernece in this Registration Statement Nos. 33-56766 and 33-88968 of BioTime, Inc. on From S-8 of our report dated August 8, 1996 (which expressed an unqualified opinion and includes an explanatory paragraph related to the development stage of the Company's operations), appearing in the Annual Report on Form 10-K of BioTime, Inc. for the year ended June 30, 1996.



DELOITTE & TOUCH
San Francisco, California
September 23, 1996